Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION COMPLETES $500.0 MILLION TERM LOAN CREDIT FACILITY

Boston, Massachusetts – September 4, 2007 – American Tower Corporation (NYSE: AMT) announced today that it has entered into a new $500.0 million senior unsecured term loan credit facility. The Company expects to receive net proceeds of approximately $498.5 million from the new term loan and will use approximately $450.0 million to repay certain existing indebtedness under the Company’s continuing senior unsecured revolving credit facility and the remainder for general corporate purposes. As a result, the Company will have $550.0 million outstanding under its existing $1.25 billion senior unsecured revolving credit facility. The new term loan has a term of five years, maturing in full on August 30, 2012. The new term loan does not require amortization of principal and may be paid prior to maturity in whole or in part at the Company’s option without penalty or premium; provided however, that the new term loan requires its mandatory prepayment, subject to certain limited exceptions, with the net proceeds from any future issuances, offerings or placements of debt obligations or equity securities by the Company, or by any of the Company’s subsidiaries (other than unrestricted subsidiaries), to unaffiliated third parties.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 22,000 sites in the United States, Mexico and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that are based on management’s current expectations and assumptions and that are not based on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations for (i) the use of proceeds from the new term loan and (ii) the effect of the transactions described herein, including effects on our financial flexibility. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of the American Tower Corporation Form 10-Q for the quarter ended June 30, 2007 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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